Exhibit 23.3

                                          Laurence Stephenson
 520 - 470 Granville Street
        Tel/Fax: 604 780-7659

CONSENT OF AUTHOR

To: United States Securities and Exchange Commission

I, Laurence G. Stephenson, P.Eng., do hereby consent to the filing, with the regulatory authorities referred to above, of the technical report titled “Geology Report on the Alocin Chrome Property” dated February, 2006 (the “Technical Report”), and to the written disclosure of the Technical Report and of extracts from or a summary of the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, or an Annual Information Form of Grosvenor Exploration Ltd..

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in any Offering Memorandum, other offering documents, or an Annual Information Form of Grosvenor Exploration Ltd..

DATED: March 13, 2006

                                                            [Seal of Stamp of Qualified Person]
LAURENCE G. STEPHENSON
Laurence G. Stephenson